Exhibit 99.1

MURPHY OIL CORPORATION ANNOUNCES ELECTIONS OF NEW DIRECTOR AND EXECUTIVE VICE PRESIDENTS

EL DORADO, Arkansas, December 6, 2016 – The Board of Directors of Murphy Oil Corporation (NYSE: MUR) today announced that Elisabeth W. Keller has been elected to the company’s Board of Directors and that Eugene T. “Gene” Coleman and Michael K. “Mike” McFadyen have been elected Executive Vice Presidents of the company. All elections are effective immediately.

Currently, Ms. Keller is Chair of the Board of Directors of Keller Enterprises, LLC, and is responsible for the oversight of the vision, mission and performance of a private family company devoted to investing, farming and philanthropy. Since 2014, she has also served as the President of Inglewood Plantation, LLC and is responsible for the development of the strategic vision and oversight of operations for the largest organic farm in Louisiana. She also serves as a board member for Community Health and Education for Rural Africa (CHERA), a non-profit focused on improving the lives of impoverished communities through education and health care. She earned a Bachelor of Arts from Williams College and holds Masters degrees from Yale University School of Nursing and Yale University Divinity School.

“We are pleased with the addition of Elisabeth to our Board,” commented Claiborne P. Deming, Chairman of the Board of Directors for Murphy. “Her extensive background which focuses mainly on health and environmental issues, both domestically and internationally, will serve Murphy well in the years ahead,” Deming continued.

Mr. Coleman is currently serving as Executive Vice President, Offshore for Murphy Exploration & Production Company and has been elected Executive Vice President Murphy Oil Corporation. Mr. Coleman is responsible for all the corporation’s offshore operations.

Joining Murphy Exploration & Production Company in 2001, Mr. Coleman has held roles with increasing responsibility abroad and domestically culminating in 2011 becoming Executive Vice

President, Offshore for Murphy Exploration & Production Company. Mr. Coleman earned a bachelor’s degree in Civil Engineering from West Virginia University.

Mr. McFadyen is currently serving as Executive Vice President, Onshore for Murphy Exploration & Production Company as well as President, Murphy Oil Company, Ltd., the company’s Canadian subsidiary, and has been elected Executive Vice President Murphy Oil Corporation. Mr. McFadyen is responsible for all the corporation’s onshore operations.

Joining the company in 2002, Mr. McFadyen earned roles of increasing responsibility domestically and internationally culminating in President of Murphy Oil Company, Ltd. in 2009. Following that, he served as Executive Vice President of Murphy Exploration & Production Company since 2011. Mr. McFadyen earned a bachelor’s degree in Petroleum Engineering from the University of Wyoming.

“Over the past several years, both Gene and Mike have been exemplary leaders for both our offshore and onshore operations domestically and abroad. As part of our ongoing transition to an independent E&P company they have each been given additional oversight and responsibilities for their respective businesses and I am pleased that they will serve as corporate officers,” stated Roger W. Jenkins, President and Chief Executive Officer of Murphy Oil Corporation.

ABOUT MURPHY OIL CORPORATION

Murphy Oil Corporation is a global independent oil and natural gas exploration and production company. The company’s diverse resource base includes offshore production in Southeast Asia, Canada and Gulf of Mexico, as well as North America onshore plays in the Eagle Ford Shale, Kaybob Duvernay and Montney.

Investor Contacts:

Kelly Whitley, kelly_whitley@murphyoilcorp.com, 281-675-9107

Nancy Perkins, nancy_perkins@murphyoilcorp.com, 281-675-9252

Emily McElroy, emily_mcelroy@murphyoilcorp.com, 870-864-6324